EXHIBIT 23.2


                          [LETTERHEAD OF SHACHAK & CO.]

                       CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements of Geotek Communications, Inc. on Form S-3 (Nos. 33-5508, 33-49548, 33-57530, 33-61034, 33-72820, 33-78540, 33-85296,
33-62073, 33-62327, 33-64117 and 33-64533), Form S-4 (No. 33-62333) and Form S-8
(No. 33-67144) of our report dated March 26, 1996, on our audits of the financial statements of PowerSpectrum Technology Ltd. as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and the fifteen months period ended December 31, 1993, which report is included in this Annual Report on Form 10-K.




/S/ SHACHAK PEER REZNICK & CO
Shachak Peer Reznick & Co.
Certified Public Accountants (Isr.)



March 27, 1996
Tel Aviv, Israel